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                                                                    EXHIBIT 99.3

FIRST UNION REAL ESTATE INVESTMENTS
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AT THE COMPANY
Brenda J. Mixson
Chief Financial Officer
(212) 905-1104

FOR IMMEDIATE RELEASE

                       FIRST UNION REAL ESTATE INVESTMENTS
                          ANNOUNCES SUIT BY SHAREHOLDER
                REGARDING LETTER OF INTENT WITH RADIANT PARTNERS

NEW YORK, NEW YORK, JUNE 26, 2000 --- FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR) announced today that shortly after it had signed a letter of intent concerning a possible transaction with Radiant Partners, LLC, an entity called Brickell Partners commenced a self-styled class action lawsuit against First Union, all of its trustees, and Radiant in state court in New York City. The complaint, which seeks preliminary and permanent injunctive relief against the transaction, as well as unspecified damages, costs, and attorneys' fees, alleges that the terms of the proposed transaction are unfair to the Company's stockholders and represent a breach by the defendant trustees of their fiduciary duties.

Although the complaint alleges that Brickell Partners is a stockholder, it does not say how many shares Brickell owns or when those shares were purchased. Nor does the complaint identify any party who Brickell believes would be willing to pay a price higher than that offered by Radiant or state that the terms of the letter of intent preclude or deter any third party from offering a higher price.

William A. Ackman, Chairman of First Union commented on the lawsuit: "The proposed transaction with Radiant is the product of a nine-month exploration of alternatives by the Company and its advisors. No party has offered terms superior to those proposed by Radiant, but should any third party do so, the Board would consider such a proposal. In addition, any further transaction with Radiant is subject to the negotiation and execution of a definitive agreement, the receipt by Radiant of mezzanine and equity financing and approval of the Company's stockholders."

"Accordingly, we view this lawsuit as utterly without merit. It represents an effort by one stockholder to divert value to itself at the expense of all stockholders, which is consistent with the pattern of numerous prior litigations Brickell Partners has brought against other parties. First Union and its Board will defend the matter vigorously."

Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report filed by the Company with the SEC on Form 10K/A.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed stapled-stock real estate investment trust (REIT) headquartered in New York, New York.